NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-991-1672
972-991-7359 (fax)
E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Revenues Increase 182%
- Second Consecutive Quarter of Positive Cash Flow from Operations -

San Antonio, Texas - November 8, 2006 - ATSI Communications, Inc. (OTC BB: ATSX) announced today that the Company’s revenues for the three months ended October 31, 2006 reached $6,540,000, a 182% improvement over revenues for the three months ended October 31, 2005. As a result, the Company expects to report its 9th consecutive quarter of record revenues that exceeded the immediately preceding quarter by $1.2 million. In addition to record revenue, the Company produced a second consecutive quarter of positive cash flow from operations and anticipates reporting positive net income for the 1st quarter ended October 31, 2006 when adjusted for non-cash and long-term incentive compensation for employees and directors. ATSI’s future financial results will continue to reflect the Company’s adoption of SFAS 123R accounting for the amortization expense of stock option grants.

ATSI President and CEO, Arthur L. Smith, stated, “Our track record of successful execution has continued into our current fiscal year as evidenced by record revenues and cash flow from operations. We continue to experience a global demand for our international VoIP product as traditional carriers migrate towards VoIP and emerging VoIP service providers continue to seek reliable worldwide routes. We processed a record volume of 105 million VoIP minutes of use (“MOU”) during the quarter, but it’s only a sliver of the approximately 72 billion voice MOUs processed in a quarter on a worldwide basis.” Mr. Smith added, “In addition, management’s continued commitment to profitable revenue growth combined with rigorous expense controls resulted in the second consecutive quarter of positive cash flow from operations.”

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

Except for the historical information contained herein, the matters discussed in this release include certain forward-looking statements, which are intended to be covered by the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have identified forward-looking statements by using words such as "expect," "believe," "should," “may,” “intend,” and “anticipate” or words of similar import. Those statements include, but may not be limited to, all statements regarding our management's intent, belief and expectations, such as statements concerning our future and our operating and growth strategy. Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. These risks and uncertainties include the assumption that we will continue as a going business; our inability to predict or anticipate changes in regulations or the actions of domestic and foreign governments; and the continued availability of funds in amounts and on acceptable terms. More detailed information about ATSI Communications, Inc. is available in the Company’s public filings with the Securities and Exchange Commission. We believe that the assumptions underlying the forward- looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. All forward-looking statements made in this release are based on information presently available to our management.  We assume no obligation to update any forward-looking statements, except as required by law.